BlueCross BlueShield                    medix.resources, inc.
of Massachusetts                        Connecting the world of healthcare

Contacts:      BCBSMA                     Medix Investors   Medix Media
               ------                     ---------------   ------------
               Susan Leahy                Andrew Brown      Robin Schoen
               617/246-4823               646/414-1151      215/504-2122

  BLUE CROSS BLUE SHIELD OF MASSACHUSETTS, MEDIX RESOURCES AND POCKETSCRIPT
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                          LAUNCH E-PRESCRIBING PILOT
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    Initiative Includes 100 Massachusetts Doctors and Nurses Across the State

New York,  NY and  Boston,  MA - January  21,  2003--Blue  Cross Blue  Shield of
Massachusetts  (BCBSMA),  in  conjunction  with  Express  Scripts,  Incorporated
[Nasdaq:ESRX], Medix Resources, Inc. [AMEX: MXR] and PocketScript, is conducting an electronic  prescribing pilot leveraging the PocketScript system. The program involves 100 nurses,  primary care and  specialist  physicians  across the state using the latest point-of-care technology to ease the administration and improve the safety of prescribing drugs for their patients.

BCBSMA is New England's largest health plan,  providing  coverage to 2.4 million members. Medix Resources provides Internet-based healthcare communication,  data integration, and transaction processing software. As previously announced, Medix and PocketScript have entered into a definitive  agreement providing for Medix's acquisition of  PocketScript.  Express  Scripts  serves as the pharmacy  benefit manager for BCBSMA.

PocketScript   will  deliver   patient-specific   eligibility,   formulary   and
prescription  history  information to the point of care,  allowing physicians to create accurate,  secure electronic prescriptions with only a few touches of the handheld screen.

The  technology  and  information  has  been   significantly   enhanced  through
PocketScript's connection with RxHub, the cooperative industry consortium formed by leading  PBMs to provide a common  platform  enabling  safer,  more  accurate
prescribing,   enhanced  member  convenience,  and  a  significant  decrease  in pharmacist calls to physicians'  offices using the latest technology.  Utilizing the RxHub interface,  PocketScript can identify BCBSMA members as having Express
Scripts benefits,  and provide relevant information to the prescribing physician at the point of care.

The BCBSMA pilot will test the effect of wireless technology on physician office workflow and prescribing  patterns.  In connection  with the pilot,  BCBSMA will track the utilization of the prescribing  devices,  physician  satisfaction,  as well as  conducting  time-motion  studies in both  physician  offices and retail pharmacies.  Physicians  are  anxious  to try this new  technology,  and  BCBSMA
currently  has  a  waiting  list  of   practitioners   who  are   interested  in
participating in the trial.

Dr.  Andrew  Baumel of  Framingham  Pediatrics  was one of the first  physicians participating on the pilot to use PocketScript.  "I like the PocketScript system because it  eliminates  any errors due to  handwriting.  It also  decreases  the amount of time it takes to write a  prescription  and the time my staff takes to fax it over to the pharmacy."

Dr. James Fanale,  Chief Medical  Officer of BCBSMA,  said,  "Patient safety and high quality  medical care for our members are the primary  goals at BCBSMA.  We will  continue  to look for  technology  that will  improve  the quality of care delivered  to our  members  and will ease the  administrative  burdens  that our network physicians face."

"Patients,  physicians,  and pharmacists  all benefit  because the  PocketScript system eliminates prescription errors related to illegible handwriting," offered
Darryl Cohen,  President & CEO of Medix Resources.  "The automatic  drug-to-drug interaction check also increases patient safety by reducing  potential  negative interactions.  The  physician  workflow  focus  of the  PocketScript  electronic prescribing system saves the physician valuable time and enhances the efficiency of medical  practices by reducing  phone calls between  pharmacies and physician offices.  The  technology  enables the physician to spend more time talking with and counseling their patients," concluded Cohen.

Blue Cross Blue  Shield of  Massachusetts  (www.bluecrossma.com)  was founded 65 years ago by a group of community-minded business leaders. Today,  headquartered in  Boston,  BCBSMA  provides  coverage  to 2.4  million  members.  Consistently recognized  for  standards  of service that are among the highest in the nation,
Blue Cross Blue Shield of  Massachusetts is the choice for health care consumers seeking  reliable and high quality health care coverage.  Blue Cross Blue Shield of  Massachusetts  is an  independent  licensee  of the Blue Cross  Blue  Shield
Association.

Medix  Resources,   Inc.,  is  the  developer  and  provider  of  fully  secure,
Internet-based   transaction   software   products.   Medix's   products  enable
communication  of  high  value-added   healthcare  information  among  physician
offices,  hospitals,  health  management  organizations,  and  health  insurance companies.  Additional  information about Medix Resources,  and its products and services, can be found at www.medixresources.com

One of the largest pharmacy benefit management (PBM) companies in North America,
Express Scripts,  Inc., makes  prescription  drugs more affordable and their use safer guided by a legacy of independence.  Express Scripts  provides  integrated
PBM  services,  including  network  pharmacy  claims  processing,  mail pharmacy services,  benefit  design  consultation,  drug  utilization  review,  formulary management, disease management, medical and drug data analysis services, medical information  management  services  and  informed  decision  counseling  services through  its  Express  Health  Line(sm)  division.  The  company  also  provides distribution  services  for  specialty  pharmaceuticals  through  its  Specialty
Distribution  subsidiary  and sampling  services  through its Phoenix  Marketing
Group subsidiary.  Express Scripts is headquartered in St. Louis, Missouri. More information  can be  found  at  http://www.express-scripts.com,  which  includes expanded investor information and resources.

Information  in this press  release  contains  forward-looking  statements  that involve risks and uncertainties  that could adversely affect Medix in the future to a material degree. Such risks and uncertainties include,  without limitation, the ability of Medix to raise capital to finance the development of its Internet services and related software,  the effectiveness and the marketability of those services, the ability of the Company to protect its proprietary information, and the establishment of an efficient  corporate  operating structure as the Company grows and the ability of the Company to consummate its PocketScript acquisition.
These and other risks and uncertainties are presented in detail in the Company's
Form  10-K/A  for  2001,  which  was  filed  with the  Securities  and  Exchange
Commission on May 24, 2002 and the Company's 10-Q for the third Quarter of 2002, which was filed with the  Securities  and  Exchange  Commission  on November 14,
2002, respectively. This information is available from the SEC or the Company.